Exhibit 99.1

INVO Fertility Announces Second Quarter 2025 Financial Results

SARASOTA, Fla., August 14, 2025 — INVO Fertility, Inc. (Nasdaq: IVF) (“INVO Fertility” or the “Company”), a healthcare services fertility company focused on expanding access to advanced treatment through the establishment, acquisition and operation of fertility clinics and related businesses and technologies, today announced second quarter 2025 financial results.

Q2 2025 Financial Highlights (all metrics compared to Q2 2024 unless otherwise noted)

●	Revenue was $1,863,654, an increase of 1% compared to $1,836,597, a new quarterly record for the Company.
●	Consolidated clinic revenue from the Company’s INVO Center in Atlanta, Georgia, and fertility clinic in Madison, Wisconsin, increased 1% to $1,832,094, compared to $1,807,921.
●	Revenue from all clinics, including both consolidated and equity method clinics, was $2,188,893, an increase of 2% compared to $2,141,229.
●	Net loss from continuing operations was $(3.2) million compared to $(2.2) million.
●	Adjusted EBITDA (see table included) was $(587,230) compared to $(509,623) in the prior year.

Operational and other Highlights

●	Wisconsin Fertility Institute recognized on Newsweek’s List of America’s Best Fertility Clinics for 2025. The ranking lists the top facilities defined as a fertility clinic and advanced reproductive technologies (ART) provider by the Centers for Disease Control and Prevention (CDC).
●	Launched telehealth capabilities at the Wisconsin clinic to expand it’s geographic reach and to provide patients with expert fertility care in a convenient manner.
●	Added Platelet-Rich Plasma (PRP) therapy to its comprehensive suite of fertility services at the Wisconsin clinic. This cutting-edge treatment offers additional options for individuals and couples facing fertility challenges, further expanding the clinic’s commitment to innovative, patient-centered care.
●	Received a notice of allowance on a new patent for a modified version of the Company’s proprietary INVOcell device. The new patent extends intellectual property protection on the Company’s INVOcell device through 2040 based on a modified design which reflects feedback from leading embryologists to simplify use of the device.
●	Expanded clinical and embryology training support and improved pricing for its innovative INVOcell® technology. This underscores the Company’s dual mission as an innovator of cutting-edge fertility solutions and a provider of compassionate, patient-centered clinical care.
●	Completed divestiture of NAYA Therapeutics, Inc. (“NAYA”).

Return to Focus on Fertility Operations

On June 2, 2025, the Company completed the divestiture of a majority stake in NAYA. The Company has retained a minority position in NAYA that offers the potential to benefit from NAYA’s ongoing clinical development of its bifunctional antibodies. The revised corporate structure enables both businesses to focus on their respective opportunities and operations, with the existing Company management team and board leading the public company (INVO Fertility, Inc.). NAYA has returned to being a privately held biotechnology company led by a separate management team and board.

Management Commentary

“Following the decision in April 2025 to refocus exclusively on our fertility operations, we have made progress in driving growth and innovation in our existing operations and in taking key steps required for continued operating improvement moving forward,” commented Steve Shum, CEO of INVO Fertility. “Working collectively with our clinic operators, we have expanded our service offering to include new telehealth options and PRP therapy, demonstrating our commitment to quality patient-centered care. We ramped up our training support for our INVOcell® technology with clinicians and embryologists, in pursuit of our dual mission as an innovator of cutting-edge fertility solutions and healthcare services provider.”

“We remain committed to our goal of maintaining a highly efficient and scalable operating structure while layering in complementary and accretive revenue-generating businesses and technologies as we move forward.”

Use of Non-GAAP Measure

Included in this press release is a reconciliation of Adjusted EBITDA, which does not include the loss from NAYA or the corresponding merger-related costs. Additional financial tables are included in the Company’s Form 10-Q, which can be found on the Company’s website at invofertility.com/sec-filings or at sec.gov.

Adjusted EBITDA is a non-GAAP measure. This measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar terms. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

About INVO Fertility

We are a healthcare services fertility company dedicated to expanding access to assisted reproductive technology (“ART”) care to patients in need. Our principal commercial strategy is focused on building, acquiring, and operating fertility clinics, including “INVO Centers” dedicated primarily to offering the intravaginal culture (“IVC”) procedure enabled by our INVOcell® medical device (“INVOcell”) and US-based, profitable in vitro fertilization (“IVF”) clinics. We have two operational INVO Centers in the United States and one IVF clinic. We also continue to engage in the sale and distribution of INVOcell to third-party owned and operated fertility clinics. INVOcell is a proprietary and revolutionary medical device, and the first to allow fertilization and early embryo development to take place in vivo within the woman’s body. The IVC procedure provides patients with a more connected, intimate, and affordable experience in comparison to other ART treatments. We believe the IVC procedure can deliver comparable results at a fraction of the cost of traditional IVF and is a significantly more effective treatment than intrauterine insemination. For more information, please visit invofertility.com.

Safe Harbor Statement

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company invokes the protections of the Private Securities Litigation Reform Act of 1995. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategies, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings at www.sec.gov. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

INVO Fertility, Inc.

Steve Shum, CEO

978-878-9505

sshum@invobio.com

Investor Contact

Lytham Partners, LLC

Robert Blum

602-889-9700

INVO@lythampartners.com

INVO FERTILITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Revenue:
Clinic revenue	$1,832,094	$1,807,921	$3,453,647	$3,345,120
Product revenue	31,560	28,676	47,192	67,763
Total revenue	1,863,654	1,836,597	3,500,839	3,412,883
Operating expenses:
Cost of revenue	1,093,603	861,648	2,138,532	1,711,882
Selling, general and administrative expenses	2,193,049	2,647,524	3,750,371	4,088,110
Research and development expenses	-	-	-	4,880
Impairment loss	1,397,353	-	1,397,353	-
(Gain) loss on disposal of fixed assets	-	(50,000)	-	511,663
Depreciation and amortization	169,737	230,338	404,199	457,298
Total operating expenses	4,853,742	3,689,510	7,690,455	6,773,833
Loss from operations	(2,990,088)	(1,852,913)	(4,189,616)	(3,360,950)
Other income (expense):
Gain (loss) from equity method investment	(19,911)	17,846	(4,815)	17,950
Gain on lease termination	-	-	-	94,551
Loss from debt extinguishment	(692,270)	(40,491)	(692,270)	(40,491)
Gain on settlement	714,500	-	714,500	-
Interest expense	(221,325)	(369,612)	(529,164)	(550,907)
Total other income (expense)	(219,006)	(390,257)	(511,749)	(478,897)
Net loss from continuing operations before income taxes	(3,209,094)	(2,245,170)	(4,701,365)	(3,839,847)
Income taxes	-	-	-	1,836
Net loss from continuing operations	(3,209,094)	(2,245,170)	(4,701,365)	(3,841,683)
Loss on disposition of NTI	(1,534,517)	-	(1,534,517)	-
Loss from discontinued operations of NTI	(541,247)	-	(16,452,562)	-
Net loss	(5,284,858)	(2,245,170)	(22,688,444)	(3,841,683)

Net loss from continuing operations per common share:
Basic	$(7.95)	$(22.39)	$(15.72)	$(45.01)
Diluted	$(7.95)	$(22.39)	$(15.72)	$(45.01)
Net loss from discontinued operations per common share:
Basic	$(1.49)	$-	$(55.00)	$-
Diluted	$(1.49)	$-	$(55.00)	$-
Net loss per common share:
Basic	$(13.30)	$(22.39)	$(75.85)	$(45.01)
Diluted	$(13.30)	$(22.39)	$(75.85)	$(45.01)
Weighted average number of common shares outstanding:
Basic	397,440	100,276	299,114	85,360
Diluted	397,440	100,276	299,114	85,360

Adjusted EBITDA

	Three Months Ended
	June 30
	2025	2024

Net loss from continuing operations	$(3,209,094)	$(2,245,170)
Interest expense	177,472	118,640
Amortization of debt discount	43,853	250,972
Tax expense (benefit)	-	-
Stock-based compensation	668,805	1,031,071
Stock option expense	11,875	69,035
Non cash compensation for services	45,000	45,000
Loss on disposal of fixed assets	-	(50,000)
Loss from debt extinguishment	692,270	40,491
Gain on settlement of liability	(714,500)	-
Impairment loss	1,397,353	-
Merger-related costs	130,000	-
Depreciation and amortization	169,736	230,338
Adjusted EBITDA	$(587,230)	$(509,623)